Washington, DC 20549

                             REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 Infe.com, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)
                (Formerly know as: INFOCALL COMMUNICATIONS CORP.)

         Florida                                       11-3144463
-------------------------------             ---------------------------------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

            800 Towers Crescent Drive
                   Suite 640
                   Vienna, Va.                          22182
     ----------------------------------------         ----------
     (Address of principal executive offices)         (Zip Code)


                  Compensation and Consulting Agreements
                  --------------------------------------
                          (full name of the plans)


                              Tom Richfield
                        800 Towers Crescent Drive
                               Suite 640
                           Vienna, Va.     22182
                ----------------------------------------
                (Name and address of agent for services)


                              (703) 734-5650
                  ---------------------------------------
                  (Telephone number, including area code,
                            of agent for service)


                                COPY TO:
                         L. Van Stillman, Esq.
                   Law Office of L. Van Stillman, P.A.
                    1177 George Bush Blvd., Suite 308
                       Delray Beach, Florida  33432
                              (561) 330-9903


Approximate Date of Commencement of Proposed Sales under the Plan:

        As soon as practicable after this Registration Statement becomes effective


                     Total Number of Pages: 10
       Exhibit Index begins on sequentially numbered page: 7

                   CALCULATION OF REGISTRATION FEE


Title of                           Proposed           Proposed
Securities      Maximum Amount     Maximum            Amount of
to be           to be              Offering           Aggregate         Registration
Registered      Registered         Price per Share    Offering Price    Fee

$0.0001         1,000,000[1]        $0.35[2]          $350,000          $97.30








--------------------------------

[1] Represents shares issued pursuant to consulting agreements for continued services by officers, attorneys, directors and consultants to the Registrant, including services related to sales and marketing of the Company's products and services seeking joint ventures and potential acquisitions, promotional services with respect to Registrant's business establishment of distributorship agreements, all of the foregoing in furtherance of the Registrant's business.

[2] Pursuant to Rule 457(h), the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as September 20, 2000.)

                           PART I

       INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1.     Plan Information.

  	  Infocall Communications Corp. has heretofore entered into agreements with third party consultants, attorneys, officers and directors with respect to the issuance of shares of the Registrant's common stock for services to the Registrant. In consideration for increasing the scope of the continuing services rendered and to be rendered to the Registrant until such time as the Registrant shall generate sufficient cash flow from operations in order to compensate its officers, directors and consultants, the Registrant has prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

  	  The Registrant has agreed to issue One Million (1,000,000) shares pursuant to an employee benefit plan and for continued representation by the Company's corporate attorneys and other consultants.


Item 2.     Registrant Information and Employee Plan Annual Information.

     The Registrant shall provide each employee and attorney covered by this registration, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of
Part II of this Registration Statement. The Registrant shall also provide the employee and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.


                              PART II

            INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

	    The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

(a) The Registrant's Form 10-SB(12g) and 10-SB(12g)/A filed on December 30, 1999 and January 25, 2000, respectively.

(b)    	The Registrant's Form 10QSB filed on April 12, 2000.

(c)	    The Registrant's Form 10QSB filed on July 20, 2000.

(d)     The Registrant's Form SB-2 filed on September 15, 2000. [3]


Item 4.     Description of Securities.

	    The Registrant has authorized 20,000,000 shares of common stock, $0.0001 par value of which 16,022,509 are issued and outstanding.
Holders of Registrant's Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay any cash dividends in the foreseeable future.


Item 5.     Interests of Named Experts and Counsel.

     None.


Item 6.     Indemnification of Officers and Directors.

	    The Registrant's Articles of Incorporation do not provide for indemnification of officers or directors. The By-Laws of the Corporation does not provide for indemnification of officers and directors of the corporation.


Item 7.     Exemption from Registration Claimed.

	    Not Applicable


Item 8.     Exhibits:

	    Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

        Exhibit I.   See Exhibits in Exhibit Index following the
                     Signature Page hereof.


Item 9.     Undertakings:

	    The undersigned Registrant hereby undertakes:

(a)	 To include any material information with respect to the
plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement.

(b) 	To file, during any period in which offers or sales are


--------------------------

[3] The Form SB-2, registering certain securities of the Issuer, has been filed with the Commission, but is not effective as of the date of this filing.

being made, a post-effective amendment to this Registration Statement.

(c)	 That for the purpose of determining any liability under the
Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	 The undersigned Registrant hereby undertakes that, for the
purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	 Insofar as indemnification for liabilities arising under
the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURE PAGE
                         --------------

The Registrant, pursuant to the requirements of the Securities
Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Vienna, Virgina on the 22nd day of September, 2000.


                                    Infe.com, Inc.



                                    ________/s/Tom Richfield___________

                                    By:     Tom Richfield
                                    Title:  President, Chief Executive
                                            Officer and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:    Vienna, Virginia
          September 22, 2000


                                    Infe.com, Inc.


                                    _______/s/Tom Richfield____________

                                    By:     Tom Richfield
                                    Title:  President, Chief Executive
                                            Officer and Director

                            EXHIBIT INDEX
                            -------------

EXHIBIT NUMBER        ITEM
--------------        ----

5.1                   Opinion regarding legality

23.1                  Letter on audited financial information
                      (consent of accountants)